Exhibit 21.1
SUBSIDIARIES OF TOTAL SYSTEM SERVICES, INC.

Ownership		Place of
Percentage	Name	Incorporation
100%	Columbus Depot Equipment Company	Georgia
100%	TSYS Canada, Inc.	Georgia
100%	Columbus Productions, Inc.	Georgia
100%	TSYS Japan Co., Ltd.	Japan
	53% GP Network Corporation	Japan
100%	TSYS Servicos de Transacoes Eletronicas Ltda (1)	Brazil
100%	Total System Services Holding Europe LP (2)	England
	100% Total System Services Sales Europe Limited	England
	100% Total System Services Processing Europe Limited	England
	100% TSYS Europe (Netherlands) B.V.	Netherlands
	100% TSYS Europe (Spain) S.L.	Spain
	100% TSYS Europe (Deutschland) GmBH	Germany
	100% TSYS Europe (Italia) S.r.l	Italy
	100% TSYS Bermuda Limited	Bermuda
	100% TSYS Card Tech Holding Limited	England
	100% TSYS Card Tech Limited	England
	100% TSYS Card Tech Research Limited	England
	100% TSYS Card Tech Services Limited	Cyprus
	100% TSYS Card Tech Services (Malaysia) Limited	Malaysia
	100% TSYS Card Tech Services India Private Limited (3)	India
	100% TSYS — Russ L.L.C.	Russia
	55% TSYS Managed Services EMEA Limited	England
	100% TSYS Managed Services EMEA B.V.	Netherlands
	100% TSYS Managed Services EMEA (Netherlands) B.V.	Netherlands
100%	TSYS Acquiring Solutions, L.L.C.	Delaware
	100% TSYS POS Systems and Services, L.L.C.	Delaware
	100% Infonox on the Web	California
	100% Infonox Software Private Limited (4)	India
49%	Total System Services de Mexico, S.A. de C.V.	Mexico
49%	TSYS Servicios Corporativos	Mexico
44.56%	China Unionpay Data Services Company Limited	China

(1)	Less than .1% is owned by Columbus Depot Equipment Company.

(2)	1% is owned by Columbus Depot Equipment Company.

(3)	Less than .1% is owned by TSYS Card Tech Services (Malaysia) Limited.

(4)	Less than .1% is owned by TSYS Acquiring Solutions, L.L.C.